Filed Pursuant to Rule 433

Registration Nos. 333-208463 and 333-208463-01

Subject: *PRICING DETAILS* $371.875mm WFNMT 2016-C (Credit Card)

$371.875mm World Financial Network Credit Card Master Note Trust (WFNMT 2016-C)

Joint Leads:	J.P. Morgan (struc), Mizuho, MUFG
Co-Managers:	BAML, CIBC, Fifth Third, RBC, Wells Fargo

CL	AMT($MM)	WAL	S&P/F/DBRS	E.FINAL	L.FINAL	SPREAD	YLD%	CPN%	$PX
A	350.000	2.95	AAA/AAA/AAA	10/15/19	08/15/23	IS+54	1.730	1.72	99.98903
M	21.875	2.95	AA/AA/AA	10/15/19	08/15/23	IS+80	1.990	1.98	99.99477

Expected Pricing:	Priced
Expected Settle:	11/03/16
First Payment Date:	12/15/16
Expected Ratings:	S&P/Fitch/DBRS
ERISA Eligible:	Yes
Registration:	SEC Registered
Min Denoms:	$1k x $1k
Bill & Deliver:	J.P. Morgan
CUSIPS:	A—981464FU9 M—981464FY1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.